Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports second quarter 2017 financial results

•	Net sales of $3.8 billion, up about 1 percent versus prior year

•	Reported earnings per diluted share from continuing operations of $1.95

•	Adjusted earnings per diluted share from continuing operations of $1.83, up 6 percent versus prior year including unfavorable impact from foreign currency

•	Initial selling price increases underway to address raw material cost inflation

•	Aggressive cost management; further benefits from 2016 restructuring program

•	Minimum of $3.5 billion of earnings-accretive focused cash deployment targeted in 2017 and 2018 combined

PITTSBURGH, July 20, 2017 - PPG (NYSE:PPG) today reported second quarter 2017 net sales of $3.8 billion, up about 1 percent versus the prior year. Net sales in local currencies grew nearly 2 percent year-over-year, aided by acquisitions. Selling prices improved slightly versus the prior year and in comparison to recent sequential quarters, reflecting initial efforts to offset raw material cost inflation. Aggregate sales volumes were flat year-over-year with variation by region and business unit. Unfavorable foreign currency translation impacted net sales by nearly 2 percent, or about $65 million.

Second quarter 2017 net income from continuing operations was $504 million, or $1.95 per diluted share. Second quarter 2017 adjusted net income from continuing operations was $472 million, or $1.83 per diluted share. Adjusted net income excludes an after-tax gain from the sale of the Mexican Plaka wallboard business of $24 million, or 9 cents per diluted share; a benefit from a legal settlement of $11 million, or 4 cents per diluted share; and after-tax transaction-related costs of $3 million, or 1 cent per diluted share. The effective tax rate for the quarter was 24.1 percent, and the adjusted effective tax rate for the quarter was 24.6 percent.

Second quarter 2016 reported net income from continuing operations was $339 million, or $1.25 per diluted share. Second quarter 2016 adjusted net income from continuing operations was $466 million, or $1.73 per diluted share. Adjusted net income excluded net after-tax charges totaling $127 million, or 48 cents per diluted share, including: net tax effect of asbestos settlement funding of $128 million, or 48 cents per diluted share; an asset write-down of $8 million, or 3 cents per diluted share; transaction-related costs of $4 million, or 2 cents per diluted share; and a gain from the sale of the company’s minority ownership interest in an equity affiliate of $13 million, or 5 cents per diluted share. The effective tax rate for the quarter was 45.2 percent, and the adjusted effective tax rate for the quarter was 24.8 percent.

All figures presented for the current and prior year have been recast to reflect PPG’s former Glass segment as discontinued operations. In the second half of 2016, PPG sold its flat glass and European fiber glass businesses and divested its interests in two Asian fiber glass joint ventures. PPG anticipates the pending sale of its North American fiber glass business will be finalized in the second half of 2017. Accordingly, the company expects its effective tax rate on ongoing earnings from continuing operations will be lower than its prior forecast and will be between 24.5 and 25.0 percent.

“We achieved higher adjusted earnings per diluted share, increasing 6 percent year-over-year,” said Michael McGarry, PPG chairman and chief executive officer. “This improvement was despite significant raw material cost inflation and continued unfavorable foreign currency translation. We worked to offset these headwinds through aggressive cost management, including accelerated execution of our restructuring program announced in 2016, and benefits from our ongoing cash deployment.”

“We are continuing to work on a variety of actions to improve our organic volume growth rate and are delivering results on various initiatives. Some highlights include the Industrial Coatings segment where volumes grew well above industry rates, and in PPG’s company-owned architectural coatings stores in the U.S., which have posted six consecutive quarters of improved same store sales. However, aggregate Performance Coatings segment volumes declined year-over-year. Also, overall company volumes were flat in the second quarter, which included the effect of our efforts to raise selling prices resulting in us turning away certain business. Year-to-date volume growth is about one percent which is well below our target. This remains a key focus area which we will continue to address,” McGarry said.

“Looking ahead, overall global economic growth is expected to remain consistent but modest. Our highest growth rates continue to be in emerging regions, although these economies have moderated in recent quarters. We have seen evidence of broadening early economic-cycle activity in Europe; however, in the U.S. and Canada, growth has become more industry-specific. Notable and specific to PPG is that we will reach the anniversary of the significant declines in the marine new-build industry, which have had an unfavorable impact on our organic growth rate the past two years. Also, given the significant inflation in coatings raw material costs, we continue to work with our customers on selling prices,” McGarry said.

“We expect a higher level of earnings-accretive cash deployment in the second half of 2017 versus the first half,” McGarry continued. “This deployment will likely include both acquisitions and share repurchases and we are resuming share repurchases in the third quarter. We previously communicated an intent to deploy $2.5 billion to $3.5 billion of cash on acquisitions and share repurchases in years 2017 and 2018, and are now targeting the upper-end of that range at a minimum,” McGarry concluded.

PPG reported today that on June 30, 2017, cash and short-term investments totaled approximately $1.6 billion and that the company had approximately $1.7 billion remaining under its current share-repurchase authorization.

Second Quarter 2017 Reportable Segment Financial Results

•
Performance Coatings segment second quarter net sales were $2.3 billion, down $37 million, or less than 2 percent, versus the prior-year period. Sales in local currencies increased less than 1 percent year-over-year, primarily due to higher selling prices along with acquisition-related sales of approximately $20 million. Sales volumes declined 2 percent versus the prior year, including a modest unfavorable impact from the Easter holiday shift year-over-year between the first and second quarters, which affected some businesses and regions. Unfavorable foreign currency translation reduced net sales by approximately $40 million, or about 2 percent.

Organic sales expanded in automotive refinish, led by improved results in developed regions. Aerospace sales volumes grew slightly year-over-year marking an improvement versus recent quarters due to customer demand for PPG products. Quarterly sales volumes declined a low single-digit percentage in architectural coatings - EMEA (Europe, Middle East, and Africa) due to fewer selling days in the current year quarter; however, average sales per available selling day were higher versus the prior year. Architectural coatings - Americas and Asia Pacific sales volumes declined a low single-digit percentage. U.S. and Canada company-owned stores sales volumes grew by a mid-single-digit percentage, but this growth was countered by continued sluggishness in the independent dealer channel and mixed demand with national retail (DIY) customers. Aggregate emerging region (Latin America and Asia-Pacific) architectural coatings organic sales improved year-over-year. Marine coatings sales volumes decreased by a low-double-digit percentage versus the prior year stemming from significantly lower end-use market demand, which was partially offset by global protective coatings growth.

Segment income for the second quarter was $413 million, down $15 million, or about 4 percent, year-over-year, including unfavorable foreign currency translation of about $10 million primarily due to the Mexican peso, British pound and euro. Segment income benefited from selling-price increases and aggressive overhead and manufacturing cost management, including benefits from business restructuring. These favorable impacts to segment income were more than offset by significant inflation in raw material costs and lower sales volumes.

•
Industrial Coatings segment second quarter net sales were $1.51 billion, up $61 million, or more than 4 percent, versus the prior-year period. Sales volumes increased by about 3 percent and acquisition-related sales added approximately $65 million, or about 4 percent, versus the prior year. Selling prices were modestly lower year-over-year despite the effect of initial selling price actions to address raw material cost inflation. Unfavorable foreign currency translation of nearly 2 percent reduced net sales by about $25 million.

Automotive original equipment manufacturer (OEM) coatings sales volumes increased by a low-single-digit percentage year-over-year, and exceeded global auto industry production rates which declined slightly versus the prior year. Aggregate industrial coatings and specialty coatings and materials sales volumes increased by a mid-single-digit percentage versus the prior year and outpaced global industrial production growth rates for the sixth consecutive quarter, as higher sales volumes were achieved in each major region and in many end-use markets. Packaging coatings sales volumes were flat year-over-year, reflecting a comparison to strong high single-digit percentage growth in the prior-year period.

Segment income for the second quarter was $264 million, down $28 million, or about 10 percent, year-over-year. Segment income benefited from the impact of higher sales volumes, strong cost management, including the benefits from business restructuring actions, and acquisition-related income and related synergies. These improvements were more than offset by increased raw material costs and lower selling prices. Unfavorable foreign currency translation reduced segment income by $5 million.

•
Corporate costs were $27 million, down $33 million year-over-year primarily due to lower incentive-related compensation expense. Legacy income was $5 million versus a $10 million expense in the previous year due to lower post-employment benefit expense, higher equity affiliate income, and the absence of Pittsburgh Corning asbestos-related costs as a result of the final settlement of that obligation in the prior-year quarter.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.3 billion in 2016. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, July 20. The company will hold a conference call to review its second quarter 2017 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10109461. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, July 20, beginning at approximately 4:30 p.m. ET, through August 3 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10109461. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, July 20, 2017, through July 19, 2018.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including asbestos litigation. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG Industries’ 2016 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG Industries’ consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of July 20, 2017, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Second Quarter 2017		Second Quarter 2016
	$	EPS	$	EPS
Reported net income from continuing operations	$504	$1.95	$339	$1.25
Transaction-related costs	3	0.01	4	0.02
Gain from the sale of the Plaka business	(24)	(0.09)	—	—
Income from a legal settlement	(11)	(0.04)	—	—
Gain from the sale of an equity affiliate	—	—	(13)	(0.05)
Net tax effect of asbestos settlement funding	—	—	128	0.48
Asset write-down	—	—	8	0.03
Adjusted net income from continuing operations, excluding non-recurring items	$472	$1.83	$466	$1.73

	Second Quarter 2017			Second Quarter 2016
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$671	$162	24.1%	$630	$285	45.2%
Transaction-related costs	5	2	37.9%	6	2	37.6%
Gain from the sale of the Plaka business	(25)	(1)	3.2%	—	—	—
Income from a legal settlement	(18)	(7)	37.9%	—	—	—
Gain from the sale of an equity affiliate	—	—	—	(20)	(7)	37.6%
Net tax effect of asbestos settlement funding	—	—	—	—	(128)	N/A
Asset write-down	—	—	—	10	3	25.0%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$633	$156	24.6%	$626	$155	24.8%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Net sales	$3,806	$3,782	$7,292	$7,193
Cost of sales, exclusive of depreciation and amortization	2,082	1,988	3,987	3,805
Selling, general and administrative	865	930	1,753	1,827
Research and development - net	113	115	223	229
Depreciation	81	79	160	158
Amortization	32	30	63	60
Interest expense	26	31	51	62
Interest income	(4)	(7)	(8)	(14)
Asbestos settlement - net	—	2	—	5
Pension settlement charge	—	—	22	—
Other income - net (Note A)	(60)	(16)	(70)	(13)
Income from continuing operations before income taxes	$671	$630	$1,111	$1,074
Income tax expense	162	285	269	394
Income from continuing operations, net of income taxes	$509	$345	$842	$680
(Loss)/Income from discontinued operations, net of income taxes	(3)	31	3	50
Net income attributable to the controlling and noncontrolling interests	$506	$376	$845	$730
Less: Net income attributable to noncontrolling interests	(5)	(6)	(10)	(13)
Net income (attributable to PPG)	$501	$370	$835	$717

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$504	$339	$832	$667
Income from discontinued operations, net of income tax	(3)	31	3	50
Net income (attributable to PPG)	$501	$370	$835	$717

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.96	$1.26	$3.23	$2.49
(Loss)/Income from discontinued operations, net of income tax	(0.01)	0.12	0.01	0.19
Net income (attributable to PPG)	$1.95	$1.38	$3.24	$2.68

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.95	$1.25	$3.21	$2.47
(Loss)/Income from discontinued operations, net of income tax	(0.01)	0.12	0.01	0.19
Net income (attributable to PPG)	$1.94	$1.37	$3.22	$2.66

Average shares outstanding	257.1	267.2	257.4	267.4

Average shares outstanding - assuming dilution	259.0	269.1	259.3	269.2

Note A:
Other income during the three and six months ended June 30, 2017 includes a pre-tax gain of $25 million on the sale of the Mexican Plaka business and income of $18 million from a legal settlement.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
($ in millions)

The condensed consolidated statements of operations include the impact of items that management does not include when evaluating the performance of the business on a quarterly basis. Income tax expense on pre-tax income from continuing operations includes tax (expense)/benefits related to the following:

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Transaction-related costs	$2	$2	$3	$3
Pension settlement charge	—	—	8	—
Gain from the sale of the Plaka business	(1)	—	(1)	—
Gain from the sale of an equity affiliate	—	(7)	—	(7)
Income from a legal settlement	(7)	—	(7)	—
Asset write-down	—	3	—	3
Net tax effect of asbestos settlement funding	—	(128)	—	(128)
Total	$(6)	$(130)	$3	$(129)

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2017 (a)	2016 (a)	2016 (b)
Current assets:
Cash and cash equivalents	$1,569	$1,820	$1,605
Short-term investments	48	43	64
Receivables - net	3,191	2,654	2,978
Inventories	1,766	1,514	1,722
Assets held for sale	177	223	773
Other	394	320	376
Total current assets	$7,145	$6,574	$7,518

Current liabilities:
Short-term debt and current portion of long-term debt	$619	$629	$684
Accounts payable and accrued liabilities	3,653	3,460	3,452
Restructuring reserves	115	100	55
Liabilities held for sale	54	64	230
Total current liabilities	$4,441	$4,253	$4,421

Long-term debt	$3,998	$3,787	$4,410

(a) Assets and liabilities of PPG's North American fiber glass business are classified as held for sale for all periods presented. The sale of the North American fiber glass business is expected to close in the second half of 2017.

(b) Assets and liabilities of PPG's former Glass segment are classified as held for sale as of June 30, 2016. The European fiber glass and flat glass business were sold on October 1, 2016.

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2017 (b)	2016 (b)	2016 (b)
Operating Working Capital (a)
Amount	$2,467	$2,001	$2,464
As a percent of quarter sales, annualized	16.2%	14.6%	16.3%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.
(b) Assets and Liabilities held for sale have been excluded for all periods presented.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Net sales
Performance Coatings	$2,301	$2,338	$4,318	$4,377
Industrial Coatings	1,505	1,444	2,974	2,816
TOTAL	$3,806	$3,782	$7,292	$7,193

Segment income
Performance Coatings	$413	$428	$698	$707
Industrial Coatings	264	292	537	557
TOTAL	$677	$720	$1,235	$1,264

Items not allocated to segments
Corporate	(27)	(60)	(90)	(123)
Interest expense, net of interest income	(22)	(24)	(43)	(48)
Legacy (Note A)	5	(10)	(3)	(21)
Pension settlement charge	—	—	(22)	—
Gain from the sale of the Plaka business	25	—	25	—
Transaction-related costs	(5)	(6)	(9)	(8)
Gain from the sale of an equity affiliate	—	20	—	20
Income from a legal settlement	18	—	18	—
Asset write-down	—	(10)	—	(10)
INCOME BEFORE INCOME TAXES	$671	$630	$1,111	$1,074

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain other charges which are not associated with PPG's current business portfolio, including the impact of the asbestos settlement. Until April 2016, legacy items also include equity earnings from PPG’s minority investment in Pittsburgh Glass Works, LLC.

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